Resources Connection, Inc. Reports First Quarter Results for Fiscal 2011

- Company reports first quarter earnings per share of $0.03, including contingent consideration expense of $0.01 per share

- Year-over-year gross margin improves to 39.8%

- First quarter cash flow from operations and adjusted EBITDA of $7.1 million and $11.1 million, respectively

IRVINE, Calif., Sept. 30 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals ("Resources") – accomplished professionals in accounting and finance, risk management and internal audit, corporate advisory and strategic communications, information management, human capital, supply chain management and legal services, today announced financial results for its fiscal first quarter ended August 28, 2010.

Total revenue for the first quarter of fiscal 2011 was $123.7 million, up 4.6% on a quarter-over-quarter basis, though down 7.6% on a sequential quarter basis as anticipated due to the summer holiday season. Revenues in the U.S. were up 8.5% quarter-over-quarter but down 7.6% sequentially.  International revenues declined 6.9% quarter-over-quarter and 7.8% sequentially (3.3% quarter-over-quarter and 5.6% sequentially on a constant dollar basis, respectively).

Gross margin was 39.8% in the first quarter of fiscal 2011, up 160 basis points from 38.2% in the comparable period of fiscal 2010 and, as expected, down 160 basis points from the fourth quarter of fiscal 2010.  The decrease from the fourth quarter is attributable to two paid holidays during the first quarter and the lower revenue base impacting leverage of certain fixed benefit costs. Selling, general and administrative expenses for the first quarter of fiscal 2011 were $40.9 million, down $2.1 million from the fourth quarter of fiscal 2010 amount of $43.0 million.

Cash flow from operations and adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock based compensation and contingent consideration expense) were $7.1 million and $11.1 million, respectively, for the first quarter of fiscal 2011, compared to cash used in operations of $10.6 million and adjusted EBITDA of ($603,000) for the first quarter of fiscal 2010.

"The improvement in both revenues and adjusted EBITDA for the first quarter on a year-over-year basis is encouraging," said Tony Cherbak, chief operating officer. "We are pleased to achieve a cash flow margin of 9% on adjusted EBITDA of $11.1 million in a seasonally weak quarter.  We believe we can grow our business throughout the remainder of the year and increase the leverage of our business model."

The Company's pre-tax income for the first quarter was $4.1 million, which included a non-cash charge of $1.3 million related to the adjustment of the estimated fair value of contingent consideration.

The Company's net income for the first quarter ended August 28, 2010, was $1.2 million, or $0.03 per diluted share, including the impact of the adjustment of the estimated fair value of contingent consideration expense of $0.01 per share.  This compares with a net loss for the first quarter ended August 29, 2009 of $7.2 million, or $0.16 per diluted share, which included $0.09 per diluted share, related to severance and accelerated stock compensation expense for two senior executives.

During the first quarter of fiscal 2011, the Company purchased 479,000 shares of common stock for $6.1 million.  On September 15, 2010, the Company paid $1.8 million to shareholders, representing its first regular quarterly dividend of $0.04 per share.

"I am pleased with the Company's performance this quarter," said Don Murray, chief executive officer.  "We generated net cash of $7.1 million, purchased $6.1 million of our common stock, and maintained good operating margins, all while being fiscally prudent with our cost structure.  We remain committed to providing a superior value to our clients, rewarding our employees for their achievements and providing a solid return to our shareholders."

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,700 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange's highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

Resources will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, September 30, 2010.  This conference call will be available for listening via a webcast on the Company's website: http://www.resourcesglobal.com.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "remain," "should," or "will" or the negative of these terms or other comparable terminology.  In this press release, such statements include the Company's beliefs regarding its ability to grow the business throughout the remainder of the fiscal year, increasing the leverage of its business model, providing superior value to its clients, rewarding its employees and providing a solid return to shareholders. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K and our other public filings made with the Securities and Exchange Commission (File No. 0-32113).  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  The Company undertakes no obligation to update the forward-looking statements in this press release.

RESOURCES CONNECTION, INC. STATEMENT OF OPERATIONS (in thousands, except per share amounts)
	Quarter Ended
	August 28, 2010	August 29, 2009
	(unaudited)
Revenue	$123,708	$118,263
Direct costs of services	74,423	73,124
Gross profit	49,285	45,139
Selling, general and administrative expenses (1)	40,875	51,637
Contingent consideration expense (2)	1,287	-
Operating income (loss) before amortization and depreciation (1), (2)	7,123	(6,498)
Amortization of intangible assets	1,290	393
Depreciation expense	1,845	2,200
Operating income (loss) (1), (2)	3,988	(9,091)
Interest income	(128)	(179)
Income (loss) before provision for income taxes (1), (2)	4,116	(8,912)
Provision (benefit) for income taxes (3)	2,886	(1,726)
Net income (loss) (1), (2), (3)	$1,230	$(7,186)
Basic net income (loss) per share	$0.03	$(0.16)
Diluted net income (loss) per share	$0.03	$(0.16)
Basic shares	46,263	45,302
Diluted shares	46,411	45,302
EXPLANATORY NOTES

1.  Selling, general and administrative expenses include $2,680 and $3,678 for the three months ended August 28, 2010 and August 29, 2009, respectively, related to non-cash compensation expense for all employee stock option grants and employee stock purchases.  In addition, the three months ended August 29, 2009 includes $7,000 of expenses related to the resignation of two senior executives during the quarter, including the acceleration of recognition of compensation expense for employee stock option grants of $2,217.

2.  Contingent consideration expense for the three months ended August 28, 2010 is approximately $1,287, recognizing the change in the fair value of the contingent consideration liability associated with the acquisition of the Sitrick Brincko Group.

3.  The Company's effective tax rate was 70.1% and a benefit of 19.4% for the three months ended August 28, 2010 and August 29, 2009, respectively.  For both fiscal periods presented, the accounting treatment under generally accepted accounting principles ("GAAP") for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company's effective tax rate.  In addition, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions.

RESOURCES CONNECTION, INC. Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands, except Adjusted EBITDA Margin)
	Quarter Ended
	August 28, 2010	August 29, 2009
	(unaudited)
Net income (loss)	$ 1,230	$ (7,186)
Adjustments:
Amortization of intangible assets	1,290	393
Depreciation expense	1,845	2,200
Interest income	(128)	(179)
Provision (benefit) for income taxes	2,886	(1,726)
EBITDA	7,123	(6,498)
Stock-based compensation expense	2,680	5,895
Contingent consideration expense	1,287	--
Adjusted EBITDA	$11,090	$(603)
Revenue	$123,708	$118,263
Adjusted EBITDA Margn	9.0%	(0.5%)

RESOURCES CONNECTION, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands, except Adjusted EBITDA Margin)

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance, with GAAP to assess our financial and operating performance.  A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest income, income taxes, stock-based compensation expense and contingent consideration expense.  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue.  We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the performance of our Company.  Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity.  These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET IN FORMATION (in thousands)
	August 28, 2010	May 29, 2010
	(unaudited)
Cash, cash equivalents and short-term investments	$144,530	$140,905
Accounts receivable, less allowances	$ 73,235	$73,936
Total assets	$471,771	$473,200
Current liabilities	$ 54,451	$ 57,749
Total stockholders' equity	$353,914	$353,241

CONTACT:  Media, Michael Sitrick, CEO of Sitrick Brincko Group, +1-310-788-2850, mike_sitrick@sitrick.com, for Resources Global Professionals; or Analyst, Nate Franke, Chief Financial Officer of Resources Global Professionals, +1-714-430-6500, nate.franke@resources-us.com